FOR IMMEDIATE RELEASE:                        November 6, 2012
NW Natural Reports Results for the
Three & Nine Months Ended September 30, 2012
___________________________________________________

•
Net loss for the third quarter of 2012 was 39 cents per share on a net loss of $10.6 million, compared to 31 cents per share on a net loss of $8.3 million for the third quarter of 2011. Results include a one-time, after-tax charge of $2.7 million related to the Oregon general rate case decision announced Friday, October 26. Excluding the one-time tax charge, operating results for the quarter would have produced a net loss of $7.9 million, or 29 cents per share.

•	Earnings for the first nine months of 2012 were $1.17 per share on net income of $31.5 million, compared to $1.30 per share on net income of $34.7 million for the first nine months of 2011.

•
Oregon general rate case decision approved key long-term policy mechanisms, while providing an overall rate of return on rate base of 7.78 percent and a return on equity of 9.5 percent based on a 50 percent equity and 50 percent debt capital structure.

•	Purchased gas adjustment rates decreased by 7 percent and 8 percent for Oregon and Washington customers, respectively, effective Nov. 1, 2012.

•	Utility customer growth rate was 1.0 percent for the 12-month period ended Sept. 30, 2012, compared to 0.8 percent for same period in 2011.

•	High customer satisfaction scores for the 9th consecutive year in a row earned NW Natural a second place ranking in J.D. Power and Associates Study for the West.

•	Dividend increased to 45.5 cents per share, the 57th consecutive year in which the company's dividend payments have increased. The company's indicated annual dividend rate is $1.82 per share.
___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported results of operations for the third quarter ended Sept. 30, 2012 that produced a net loss of $10.6 million or 39 cents per share, compared to a net loss of $8.3 million or 31 cents per share in the same quarter last year. The results for the third quarter of 2012 included a one-time, after-tax charge of $2.7 million related to a tax write-off due to the Oregon general rate case. Excluding the one-time tax charge, operating results for the quarter would have produced a net loss of $7.9 million, or 29 cents per share. In addition, the company typically reports lower earnings during the second and third quarters due to lower volumes used in spring and summer months. Earnings per share for the first nine months of 2012 were $1.17 on net income of $31.5 million, compared to $1.30 per share on net income of $34.7 million for the first nine months of 2011.

Third quarter 2012 financial and operating results
Consolidated operations, including the one-time charge noted above, produced a third quarter net loss of $10.6 million (39 cents per share), compared to $8.3 million (31 cents per share) for the same period of the prior year. As noted above, excluding the one-time tax charge related to the Oregon general rate case, operating results for the quarter would have produced a net loss of $7.9 million, or 29 cents per share. The company’s utility operations recorded a net loss of $11.9 million (44 cents per share), compared to $9.5 million (35 cents per share) for the same quarter of the prior year. Gas storage contributed net income of $1.3 million (5 cents per share), compared to $1.2 million (4 cents per share) for the third quarter of 2011. Utility results for the third quarter primarily reflected the $2.7 million after-tax charge and higher operating costs, partially offset by increases in utility margin due to customer growth in 2012 compared to the same period in 2011. Gas storage net income increased from the prior year due to an increase in contracted capacity and lower operating costs.

Utility customer growth rate at 1 percent
NW Natural’s customer growth rate for the trailing 12-month period ended Sept. 30, 2012 was 1.0 percent, with the company adding approximately 6,900 new customers during the period. This compared to an annual growth rate of 0.8 percent a year ago.

Gas reserves investment update
The company remains on track to invest approximately $45-$55 million a year over a five-year period that began in 2011, to develop long-term gas reserves on behalf of its utility customers. At the end of the five-year period, the company expects to have invested a total of $250 million. This investment with Encana Oil & Gas (USA) began in May 2011 and covers a portion of the expected drilling costs in exchange for working interests in multiple sections of the Jonah Field in Wyoming. The drilling area includes both future and currently producing wells. NW Natural’s investment at Sept. 30, 2012 was $89.1 million.

Results of utility operations
NW Natural’s total gas sales and transportation deliveries for the third quarter of 2012, excluding deliveries of gas stored for others, were 158 million therms, the same as 2011’s third quarter. Utility margin for the third quarter of 2012 increased 3 percent to $42.3 million, compared to $41.0 million for 2011. This increase is primarily related to customer growth and an increase in revenues from our gas cost incentive sharing mechanism.

Volumes sold to residential and commercial customers for the third quarter of 2012 were 53 million therms, compared to 54 million therms for the third quarter of 2011. Utility margins from residential and commercial customers for the quarter totaled $33.2 million, comparable with the third quarter of 2011’s margin of $32.9 million. These amounts included the company's decoupling mechanism, which adjusted margin up by $0.3 million for 2012, compared to a margin decrease of $0.1 million for the third quarter of 2011.

Gas deliveries to industrial customers for the third quarter of 2012 were 105 million therms, compared to 104 million therms for the third quarter of 2011. Utility margin from industrial customers was $6.7 million for the third quarter of 2012, up slightly from $6.6 million for the third quarter of 2011.

Oregon general rate case update
On October 26, 2012, NW Natural received a preliminary order from the Public Utility Commission of Oregon (OPUC) on the rate case, which resulted in the following items being approved by the Commission effective Nov. 1, 2012:

•
An annual Oregon revenue increase of $8.7 million, equivalent to a rate increase of 1.2 percent. This increase includes recovery of amounts that had previously been deferred through the company's decoupling mechanism of approximately $15 million, which results in a decline in net operating revenues (utility margin) of approximately $6 million on an annualized basis. For 2012, the company estimates the impact of lost margin to be between $2 and $3 million.

•	An overall rate of return on rate base of 7.78 percent and an authorized ROE of 9.5 percent, with a capital structure of 50 percent equity and 50 percent debt.

•	Retained the company's decoupling and weather normalization mechanisms.

•	A two-year extension of the company's system integrity program that annually tracks pipeline safety investments into rates.

•	The ability to offer customers shorter service appointment windows and credit or debit card payments at no additional charge.

•	A new Site Remediation Recovery Mechanism (SRRM) that allows recovery of costs the company has prudently incurred, and will continue to incur, for environmental site remediation.

The following items were deferred or denied by the Commission:

•
The request to include prepaid pension assets in rate base and allow a return on and recovery of the asset; however, the OPUC indicated in the preliminary order that it will open a docket to review the treatment of pension expense on a general, non-utility-specific basis. Until a conclusion is reached, the OPUC has authorized us to continue to collect and defer pension costs as we have historically.

•	A recent pipeline project totaling $19.1 million in rate base in this order, but the company expects it will be permitted to demonstrate prudence of the project in a subsequent regulatory proceeding.

•
The recovery of deferred amounts in rates that represent the increase in deferred income taxes caused by the 2009 Oregon tax rate change. As a result, the company took a one-time, after-tax charge of $2.7 million in the third quarter of 2012.

The OPUC also deferred various issues that were raised in the proceeding. These issues include the OPUC's determination to open a docket to consider the arrangement the company uses to share revenues from interstate storage operations and optimization with customers, the use of a new process to determine the appropriate amounts of working gas inventory that the company earns a return on, and the rate of that return, and whether prepaid pension assets should be added to rate base. A decision on these items is expected in 2013, with the working gas inventory decision expected to be applied retroactively to Nov. 1, 2012.

The OPUC's final order may act to modify or supplement the information described herein. NW Natural will need to review and analyze the final order of the OPUC in order to more fully determine the effects of the order on NW Natural.

Purchased Gas Adjustment (PGA) rate decreases
In October 2012, the OPUC and WUTC authorized PGA rate changes effective on Nov. 1, 2012. The rate changes decreased the average Oregon residential customers' monthly bills by approximately 7 percent and the Washington residential customers' monthly bills by approximately 8 percent. This was our fourth consecutive year of PGA rate decreases, and cumulatively our utility residential customers' bills declined approximately 26 percent in Oregon and 34 percent in Washington since 2008.

Results of gas storage operations
The company’s gas storage segment consists of non-utility operations at the company’s Mist underground storage facility in Oregon and at the Gill Ranch Storage (GRS) underground facility in California. In addition, the company uses asset management services for available utility and non-utility storage and pipeline transportation capacity.

NW Natural’s gas storage segment reported net income of $1.3 million for the third quarter of 2012, compared to $1.2 million for the third quarter of 2011. These improved results primarily reflect higher revenues from an increase in contracted capacity and lower operating costs, partially offset by higher interest expense.

Consolidated operations and maintenance expenses
Operations and maintenance expenses were $0.6 million higher for the third quarter of 2012 compared to 2011. This increase was primarily due to higher non-payroll costs at the utility related to higher costs for safety enhancements, business development, information technology system maintenance and other customer service cost increases.

Year-to-Date (Nine Month) Financial and Operating Highlights
Consolidated earnings per share for the first nine months of 2012 were $1.17 on net income of $31.5 million, compared to $1.30 per share on net income of $34.7 million for the first nine months of 2011. Excluding the one-time tax charge related to the Oregon general rate case, operating results for the first nine months of 2012 would have produced net income of $34.2 million, or $1.27 cents per share. In addition, the 2011 results included a one-time, after-tax $4.4 million charge or 17 cents per share related to the repeal of utility tax legislation in 2011. The company’s utility operations contributed net income of $28.3 million ($1.05 per share) for the first nine months of 2012, compared to $31.7 million ($1.19 per share), for the same period of 2011. Gas storage contributed $3.2 million (12 cents per share) for both the first nine months of 2012 and 2011.

Results of utility operations
NW Natural’s total gas sales and transportation deliveries for the first nine months of 2012, excluding deliveries of gas stored for others, were 786 million therms, down 2 percent from 802 million therms for 2011. The decrease in usage was mainly due to weather that was 8 percent warmer than a year ago and 2 percent colder than the average. Utility margin for 2012 increased 3 percent to $237 million, compared to $230 million for

2011. The increase in utility margin was largely due to the one-time, pre-tax $7.4 million charge related to the repeal of utility tax legislation in 2011.

Volumes sold to residential and commercial customers for the first nine months of 2012 were 437 million therms, down 4 percent from 457 million therms for the first nine months of 2011 primarily due to warmer weather than last year. Utility margin from residential and commercial customers for the first nine months totaled $207.3 million, including weather normalization and decoupling adjustments, down 2 percent over margin for the first nine months of 2011 of $211 million.

NW Natural’s weather and decoupling mechanisms adjusted margin up by $2.9 million for the first nine months of 2012, compared to a margin adjustment increase of $0.2 million for the first nine months of 2011. The decrease in residential and commercial margin reflects the warmer weather in 2012 compared to last year's very cold weather.

Gas deliveries to industrial customers for the first nine months of 2012 were 348 million therms, or 1 percent higher than 345 million therms for the same period last year. Margin from industrial customers remained steady at $21.1 million for the first nine months of 2012 and 2011.

The company’s gas cost incentive sharing mechanism in Oregon provided a margin contribution of $3.6 million for the first nine months of 2012, compared to a contribution of $1.3 million for the first nine months of 2011.

Results of gas storage operations
NW Natural’s gas storage segment remained relatively flat with $3.2 million of net income for both the first nine months of 2012 and 2011. Gas storage operating income increased $2.4 million to $9.6 million for the nine months ended Sept. 30, 2012 primarily due to higher contracted capacity at the Gill Ranch facility.

Consolidated operations and maintenance costs
Operations and maintenance expenses were $5.6 million higher for the first nine months of 2012, compared to the same period for 2011. The increase in O&M was primarily due to higher utility payroll costs related to an increase in field service employees, higher utility costs for new employee training, the Oregon general rate case, technology system maintenance and other customer service costs, and higher utility employee benefit costs. Partially offsetting these increases was a reduction in gas storage operating expenses and a decrease in utility bad debt expense. Utility bad debt expense as a percent of revenues remained well below 1 percent at 0.23 percent for the 12 months ended Sept. 30, 2012.

Cash flows and capital structure
Cash provided by operations for the first nine months of 2012 was $178.1 million, compared to $191.3 million for the same period in 2011. The decrease was primarily due to a decrease from taxes accrued related to our federal tax refunds received in the first nine months of 2011 and a decrease in deferred gas cost liabilities due to our credit refunds to customers in June 2012. These decreases were partially offset by reductions in the utility’s receivable balances reflecting higher balances from colder weather at the end of 2011, which were collected early in 2012, as well as increases in other working capital items, including regulatory assets and accounts payable balances.

NW Natural’s capitalization at Sept. 30, 2012 reflected 46.7 percent common equity, 41.8 percent long-term debt, and 11.5 percent short-term debt. This compared to 45.8 percent common equity, 39.6 percent long-term debt, and 14.6 percent short-term debt and current maturities of long-term debt at Sept. 30, 2011.

2012 earnings guidance
Due to the impact of the Oregon general rate case outcome including the one-time charge mentioned above, the company is today reporting revised earnings guidance to be in the range of $2.20 to $2.40 per share. The company’s 2012 earnings guidance assumes a continued weak economic recovery and slow customer growth, normal weather conditions, and no additional significant changes in prevailing legislative and regulatory policies or outcomes.

Dividend declaration
The board of directors of NW Natural declared a quarterly dividend of 45.5 cents a share on the company’s common stock. The dividends will be payable on Nov. 15, 2012 to shareholders of record on Oct. 31, 2012. The company’s indicated annual dividend rate is $1.82 per share.

Presentation of results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents per share basis and also excluding the effects of certain unusual or special charges, which are non-GAAP financial measures. These amounts reflect factors that directly impact the company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference call arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Nov. 6th, to review the company's 2012 third quarter and year-to-date financial and operating results. To hear the conference call live, please dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10019817). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimated gas reserves and their financial value and benefit, customer growth, weather, commodity costs, customer rates, effects of financial derivatives, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, rate case outcomes, regulatory actions or approvals, effects of future regulatory proceedings, environmental cost recovery, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 679,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has $2.7 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:
Bob Hess
Phone: 503-220-2388
Email: bob.hess@nwnatural.com

or

Media Contact:
Kim Heiting
Phone: 503-220-2366
Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statement
(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	09/30/12	09/30/11	Change	% Change
Gross Operating Revenues	$89,756	$93,313	$(3,557)	(4)%
Net Income (Loss)	$(10,558)	$(8,312)	$(2,246)	(27)%

Diluted Average Shares of Common Stock Outstanding	26,847	26,686	161	1%
Basic Earnings Per Share of Common Stock	$(0.39)	$(0.31)	$(0.08)	(26)%
Diluted Earnings Per Share of Common Stock	$(0.39)	$(0.31)	$(0.08)	(26)%

	Nine Months Ended
(Thousands, except per share amounts)	09/30/12	09/30/11	Change	% Change
Gross Operating Revenues	$513,819	$577,598	$(63,779)	(11)%
Net Income	$31,458	$34,654	$(3,196)	(9)%

Diluted Average Shares of Common Stock Outstanding	26,902	26,730	172	1%
Basic Earnings Per Share of Common Stock	$1.17	$1.30	$(0.13)	(10)%
Diluted Earnings Per Share of Common Stock	$1.17	$1.30	$(0.13)	(10)%

	Twelve Months Ended
(Thousands, except per share amounts)	09/30/12	09/30/11	Change	% Change
Gross Operating Revenues	$785,017	$845,743	$(60,726)	(7)%
Net Income	$60,702	$64,245	$(3,543)	(6)%

Diluted Average Shares of Common Stock Outstanding	26,871	26,723	148	1%
Basic Earnings Per Share of Common Stock	$2.27	$2.41	$(0.14)	(6)%
Diluted Earnings Per Share of Common Stock	$2.26	$2.40	$(0.14)	(6)%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited)	September 30,	September 30,
Thousands	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$5,718	$25,862
Accounts receivable	23,382	25,628
Accrued unbilled revenue	11,184	14,287
Allowance for uncollectible accounts	(1,985)	(1,733)
Regulatory assets	53,891	76,734
Derivative instruments	6,771	3,932
Inventories	73,188	83,581
Gas Reserves	13,140	2,366
Income taxes receivable	1,787	5,019
Other current taxes	10,825	14,871
Total current assets	197,901	250,547
Non-current assets:
Property, plant and equipment	2,755,729	2,632,498
Less: Accumulated depreciation	798,510	756,592
Total property, plant and equipment - net	1,957,219	1,875,906
Gas reserves	75,925	28,125
Regulatory assets	367,692	328,757
Derivative instruments	5,608	227
Other investments	67,333	69,022
Restricted cash	4,000	—
Other non-current assets	14,690	15,256
Total non-current assets	2,492,467	2,317,293
Total assets	$2,690,368	$2,567,840
Capitalization and liabilities:
Capitalization:
Common stock	$355,276	$346,197
Retained earnings	369,584	356,574
Accumulated other comprehensive income (loss)	(7,301)	(6,166)
Total common stock equity	717,559	696,605
Long-term debt	641,700	601,700
Total capitalization	1,359,259	1,298,305
Current liabilities:
Short-term debt	175,800	181,200
Current maturities of long-term debt	—	40,000
Accounts payable	61,327	50,117
Taxes accrued	10,269	11,117
Interest accrued	10,593	11,321
Regulatory liabilities	24,810	28,593
Derivative instruments	17,156	46,651
Other current liabilities	45,425	33,609
Total current liabilities	345,380	402,608
Deferred credits and other non-current liabilities:
Deferred tax liabilities	430,885	394,217
Regulatory liabilities	288,097	266,907
Pension and other postretirement benefit liabilities	182,069	129,669
Derivative instruments	615	7,429
Other non-current liabilities	84,063	68,705
Total deferred credits and other non-current liabilities	985,729	866,927
Total capitalization and liabilities	$2,690,368	$2,567,840

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (unaudited)
Thousands (nine months ended September 30)	2012	2011
Operating activities:
Net income	$31,458	$34,654
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	54,330	52,304
Non-cash expenses related to qualified defined benefit pension plans	4,334	5,491
Contributions to qualified defined benefit pension plans	(23,500)	(19,245)
Deferred environmental expenditures - net of recoveries	(6,500)	(7,018)
Other	2,612	(615)
Changes in assets and liabilities:
Receivables	106,620	92,840
Inventories	1,175	(3,196)
Taxes accrued	4,780	36,585
Accounts payable	(24,888)	(33,369)
Interest accrued	4,736	6,139
Deferred gas costs	(15,406)	370
Deferred tax liabilities	24,503	22,908
Other - net	13,808	3,440
Cash provided by operating activities	178,062	191,288
Investing activities:
Capital expenditures	(100,880)	(70,036)
Utility gas reserves	(41,775)	(30,917)
Restricted cash	—	924
Other	107	(192)
Cash used in investing activities	(142,548)	(100,221)
Financing activities:
Common stock issued - net, including common stock expense	4,858	1,320
Long-term debt issued	—	50,000
Long-term debt redeemed	(40,000)	(10,000)
Change in short-term debt	34,200	(76,235)
Cash dividend payments on common stock	(35,779)	(34,807)
Other	1,092	1,060
Cash used in financing activities	(35,629)	(68,662)
Increase (decrease) in cash and cash equivalents	(115)	22,405
Cash and cash equivalents - beginning of period	5,833	3,457
Cash and cash equivalents - end of period	$5,718	$25,862

Supplemental disclosure of cash flow information:
Interest paid	$27,427	$24,817
Income taxes paid	$2,333	$1,522

NORTHWEST NATURAL GAS COMPANY
Financial Highlights
(Unaudited)
Third Quarter - 2012

	3 Months Ended			9 Months Ended			12 Months Ended
	September 30,			September 30,			September 30,
(Thousands, except per share amounts)	2012	2011	Change	2012	2011	Change	2012	2011	Change
Gross Operating Revenues	$89,756	$93,313	(4)%	$513,819	$577,598	(11)%	$785,017	$845,743	(7)%
Cost of Sales	37,586	43,133	(13)%	241,869	313,880	(23)%	386,611	457,193	(15)%
Revenue Taxes	2,255	2,397	(6)%	12,688	14,195	(11)%	19,234	20,776	(7)%
Net Operating Revenues	49,915	47,783	4%	259,262	249,523	4%	379,172	367,774	3%
Operating Expenses:
O&M	28,957	28,372	2%	95,497	89,918	6%	130,882	124,913	5%
General Taxes	7,473	7,514	(1)%	23,726	22,338	6%	30,669	28,759	7%
D&A	18,281	17,449	5%	54,330	52,304	4%	72,030	69,498	4%
Total Operating Expenses	54,711	53,335	3%	173,553	164,560	5%	233,581	223,170	5%
Income from Operations	(4,796)	(5,552)	(14)%	85,709	84,963	1%	145,591	144,604	1%
Other Income and Expense - net	1,710	1,781	(4)%	3,636	4,117	(12)%	4,042	5,250	(23)%
Interest Expense - net	10,508	10,241	3%	32,163	30,956	4%	43,295	41,796	4%
Income Tax Expense	(3,036)	(5,700)	(47)%	25,724	23,470	10%	45,636	43,813	4%
Net Income	$(10,558)	$(8,312)	27%	$31,458	$34,654	(9)%	$60,702	$64,245	(6)%
Common Shares Outstanding:
Average for Period - basic	26,847	26,686		26,813	26,676		26,790	26,668
Average for Period - diluted	26,847	26,686		26,902	26,730		26,871	26,723
End of Period	26,866	26,703		26,866	26,703		26,866	26,703
Earnings per Share:
Basic	$(0.39)	$(0.31)	(26)%	$1.17	$1.30	(10)%	$2.27	$2.41	(6)%
Diluted	$(0.39)	$(0.31)		$1.17	$1.30		$2.26	$2.40
Dividends Paid Per Share	$0.445	$0.435		$1.335	$1.305		$1.78	$1.74
Book Value Per Share - end of period	$26.71	$26.09		$26.71	$26.09		$26.71	$26.09
Market Closing Price - end of period	$49.24	$44.10		$49.24	$44.10		$49.24	$44.10
Balance Sheet Data - end of period:
Total Assets	$2,690,368	$2,567,840		$2,690,368	$2,567,840		$2,690,368	$2,567,840
Common Stock Equity	$717,559	$696,605		$717,559	$696,605		$717,559	$696,605
Long-Term Debt	$641,700	$641,700		$641,700	$641,700		$641,700	$641,700
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	679,209	672,278	1.0%	679,209	672,278	1.0%	679,209	672,278	1.0%
Gas Deliveries (therms)
Res. & Comm. Customers	53,486	53,810		437,416	457,272		661,765	666,570
Industrial Firm	7,506	7,843		25,718	27,183		36,107	37,411
Industrial Interruptible	12,081	11,815		44,001	43,347		59,762	59,362
Transportation	85,291	84,398		278,405	274,230		378,228	371,245
Total	158,364	157,866		785,540	802,032		1,135,862	1,134,588
Gas Revenues
Res. & Comm. Customers	$64,120	$67,687		$434,840	$501,401		$677,794	$738,699
Industrial Firm	5,930	6,539		18,716	22,264		27,039	30,703
Industrial Interruptible	6,258	7,019		21,261	25,753		30,326	35,467
Transportation	3,800	3,895		11,554	11,869		15,593	15,764
Regulatory adjustment for income taxes	—	3		—	(7,162)		—	(4,415)
Other Revenues	2,048	1,405		5,061	4,095		4,679	4,366
Total	82,156	86,548		491,432	558,220		755,431	820,584
Cost of Gas Sold - Utility	37,570	43,117		241,823	313,781		386,550	457,086
Revenue Taxes	2,255	2,397		12,688	14,195		19,234	20,776
Net Operating Revenues (Utility Margin)	$42,331	$41,034		$236,921	$230,244		$349,647	$342,722
Degree Days
Average (25-year average)	102	102		2,671	2,651		4,285	4,265
Actual	58	50		2,717	2,968		4,401	4,545
Colder (warmer) than Average	43%	(51)%		2%	12%		3%	7%